UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2017

Systemax Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13792	11-3262067
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Harbor Park Drive, Port Washington, New York	11050
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 608-7000

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)    On December 5, 2017, Ms. Marie Adler-Kravecas, a member of the Board of Directors, advised Systemax Inc. (the “Company”) that she is resigning from the Company’s Board of Directors and its respective committees effective December 5, 2017.  Ms. Adler-Kravecas has not advised the Company of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices with regard to the cessation of her services as a member of the Board. The Company has determined to accept her resignation, and is grateful for her years of service to the Company.

In order to provide the Company with the benefit of her advice and familiarity with the Company’s operations and in order to ensure a smooth transition of her duties, Ms. Adler-Kravecas has, concurrently with her resignation, agreed to consult with the Company on a limited basis for a period of twelve months.

(d)    To fill the Board vacancy created by the resignation of Ms. Adler-Kravecas, the Company’s Board of Directors has elected Mr. Chad Lindbloom to serve as an independent member of the Board of Directors, for a term ending at the annual meeting of stockholders to be held in 2018 and until his successor is appointed and qualified (or until his earlier death, disqualification, resignation or removal), at which time he will stand for election with the other members of the Board.

Since 2015, Mr. Lindbloom has been the Chief Information Officer of C.H. Robinson Worldwide, Inc., one of the world’s largest third-party logistics providers. Prior to that, he served as senior vice president from December 2007 – December 2014 and Chief Financial Officer from 1999 until June 2015. From June 1998 until December 1999, he served as Corporate Controller. Mr. Lindbloom joined C.H. Robinson in 1990. Mr. Lindbloom was selected to serve as a director on the Company’s Board of Directors due to his knowledge and experience in the areas of business affecting the Company, such as information technology and supply chain logistics.

The Board of Directors has affirmatively determined that Mr. Lindbloom qualifies as an independent director under the categorical standards of the corporate governance rules of the New York Stock Exchange and as defined under applicable law, and he has been appointed as a member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee

There are no family relationships existing between Mr. Lindbloom and any director or executive officer of the Company. There have been no transactions, and no transactions are currently proposed, in which the Company was or is to be a participant and in which Mr. Lindbloom or any member of his immediate families had or will have any interest, that are required to be disclosed by Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Mr. Lindbloom and any other persons pursuant to which Mr. Lindbloom was selected as a director.

Mr. Lindbloom will be compensated in accordance with the Company’s standard compensation policies and practices for the Board, the components of which were disclosed in the Company’s Proxy Statement for its 2017 Annual Meeting of Stockholders dated April 24, 2017 and which information is incorporated herein by reference. Except as set forth above, there is no other material Company plan, contract or arrangement in which Mr. Lindbloom will participate in connection with his appointment.

Item 8.01    Other Events

The information in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the

Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMAX INC.

Date: December 6, 2017

By: /s/ Eric Lerner
Name: Eric Lerner
Title: Senior Vice President